EXHIBIT 99A.4

COMBINED STATEMENTS OF                  U S WEST COMMUNICATIONS GROUP
CASH FLOWS (UNAUDITED)

						      Quarter Ended
							 March 31,
In millions                                            1996     1995
- - ---------------------------------------------------------------------
OPERATING ACTIVITIES
 Net income                                            $328     $315
 Adjustments to net income:
  Depreciation and amortization                         517      499
  Deferred income taxes and amortization
   of investment tax credits                             24       47
  Cumulative effect of change in accounting
   principle                                            (34)       -
  Gain on sales of rural telephone exchanges              -      (63)
 Changes in operating assets and liabilities:
  Restructuring payments                                (42)     (77)
  Postretirement medical and life costs,
   net of cash fundings                                 (34)    (238)
  Accounts and notes receivable                         109       28
  Inventories, supplies and other                       (48)     (34)
  Accounts payable and accrued liabilities                4       (4)
 Other - net                                            (19)     (73)
- - ---------------------------------------------------------------------
Cash provided by operating activities                   805      400
- - ---------------------------------------------------------------------
INVESTING ACTIVITIES
 Expenditures for property, plant and equipment        (640)    (541)
 Proceeds from sales of rural telephone exchanges         -       88
 Proceeds from (payments on) disposals of property,
  plant and equipment                                    (7)       4
- - ---------------------------------------------------------------------
Cash (used for) investing activities                   (647)    (449)
- - ---------------------------------------------------------------------
FINANCING ACTIVITIES
 Net (repayments of) proceeds from issuance
  of short-term debt                                    (79)     242
 Repayments of long-term debt                           (24)     (18)
 Dividends paid on common stock                        (234)    (231)
 Proceeds from issuance of common stock                  50        -
 Advance to Media Group                                   -      (23)
- - ---------------------------------------------------------------------
Cash (used for) financing activities                   (287)     (30)
- - ---------------------------------------------------------------------
CASH AND CASH EQUIVALENTS
 Decrease                                              (129)     (79)
 Beginning balance                                      172      116
- - ---------------------------------------------------------------------
Ending balance                                          $43      $37
=====================================================================